Exhibit 10.2

Talen Energy

2015 Stock Incentive Plan

Restricted Stock Unit Agreement

Participant:

Date of Grant:

Number of RSUs:

1. Grant of RSUs. The Company hereby grants the number of restricted stock units (“RSUs”) listed above to the Participant, on the terms and conditions hereinafter set forth. This grant is made pursuant to the terms of the Talen Energy 2015 Stock Incentive Plan (the “Plan”), which Plan, as amended from time to time, is incorporated herein by reference and made a part of this Agreement. Except as provided herein, each RSU represents the unfunded, unsecured right of the Participant to receive a Share on the date(s) specified herein. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

2. Vesting/Form and Timing of Issuance or Transfer.

(a) Subject to the Participant’s continued Employment with the Company and its Affiliates through the vesting date set forth on Exhibit A attached hereto (the “Vesting Date”), and subject to Section 2(b) hereof, 100% of the RSUs shall vest upon the Vesting Date and the Company shall, within 30 days following the Vesting Date, issue or cause there to be transferred to the Participant the corresponding number of Shares equal to the number of vested RSUs. Subject to Section 2(d) below, upon the Participant’s termination of Employment with the Company or any Affiliate for any reason other than due to a Qualifying Termination, all RSUs that did not become vested on or prior to such date shall immediately terminate and be forfeited without consideration and no Shares shall be delivered hereunder.

(b) Upon the consummation of the proposed transaction contemplated by that certain Agreement and Plan of Merger dated as of June 2, 2016 by and among the Company and the other parties thereto (the “Transaction”) prior to the Vesting Date, all RSUs shall convert into the right to receive an amount in cash, subject to the terms and conditions of this Agreement, with a value equal to the product of the number of RSUs listed above and $14.00, payable within 30 days following the Vesting Date or sooner in accordance with Section 2(d) hereof. Any RSUs converted to a cash-settled award pursuant to this Section 2(b) shall continue to be subject to the terms and conditions of this Agreement and will be referred herein as “RSUs”. Subject to Section 2(d) below, upon the Participant’s termination of Employment with the Company or any Affiliate for any reason other than due to a Qualifying Termination, all RSUs that did not become vested on or prior to such date shall immediately terminate and be forfeited without consideration and no cash shall be delivered hereunder.

(c) RSUs granted pursuant to this Agreement will be extinguished upon the settlement thereof into Shares or cash in accordance with Section 2 of this Agreement.

(d) Notwithstanding Sections 2(a) or 2(b) hereof, 100% of the outstanding RSUs shall vest upon (i) the Participant’s termination of Employment by the Company and its

Affiliates without Cause or by the Participant with Good Reason or (ii) the Participant’s termination of Employment due to death or Disability (each of the termination events described under clause (i) and (ii) being a “Qualifying Termination”). The Shares or cash underlying the RSUs that vest in accordance with the preceding sentence shall be delivered to the Participant within 30 days following the date of the Participant’s termination of Employment.

(e) For purposes of this Agreement:

(i) “Cause” shall mean “Cause” as defined in any employment, severance, or similar agreement then in effect between the Participant and any of the Company or its Affiliates, or, if no such agreement containing a definition of “Cause” is then in effect or if such term is not defined therein, “Cause” shall mean (i) Participant’s engagement in misconduct which is materially injurious to the Company or its Affiliates, (ii) Participant’s insubordination after clear and lawful direction, (iii) Participant’s commission of a felony in the performance of duties to the Company, (iv) Participant’s commission of an act or acts constituting any fraud against, or embezzlement from the Company or any of its Affiliates, (v) Participant’s material breach of any confidentiality or non-competition covenant entered into between the Participant and the Company, or (vi) Participant’s employment with a competitor while employed by the Company. The determination of the existence of Cause shall be made by the Committee in good faith, which determination shall be conclusive for purposes of this Agreement.

(ii) “Good Reason” shall mean “Good Reason” or such similar concept as defined in any employment, severance, or similar agreement then in effect between the Participant and any of the Company or its Affiliates, or, if no such agreement containing a definition of “Good Reason” is then in effect or if such term is not defined therein, “Good Reason” shall mean without the Participant’s consent, (i) a change caused by the Company in the Participant’s duties and responsibilities which is materially inconsistent with the Participant’s position at the applicable entity that is a member of the Company Group, (ii) a material reduction in the Participant’s annual base salary, annual incentive compensation opportunity or other employee benefits (excluding any such reduction that is part of a plan to reduce annual base salaries, annual incentive compensation opportunities or other employee benefits of comparably situated employees of any entity that is a member of the Company Group generally), or (iii) a relocation of the Participant’s principal place of employment to a location that is more than 50 miles from the Participant’s current principal place of employment; provided that, notwithstanding anything to the contrary in the foregoing, the Participant shall only have “Good Reason” to terminate employment following the applicable entity’s failure to remedy the act which is alleged to constitute “Good Reason” within thirty (30) days following such entity’s receipt of written notice from the Participant specifying such act, so long as such notice is provided within sixty (60) days after such event has first occurred.

3. Dividend Equivalent RSUs. RSUs shall not pay cash dividends. Prior to the consummation of the Transaction, the Participant shall be entitled to receive additional RSUs equal to the number of whole Shares that could have been purchased on the date that any dividends on Shares may be paid, at the Fair Market Value of Shares on that date, as if the dollar amount of any ordinary dividends that are declared on Shares applied to the Shares underlying the RSUs. All such additional RSUs shall be subject to the same terms and conditions applicable herein to the underlying RSUs, including terms and conditions related to vesting of RSUs. Notwithstanding the foregoing, if on any date while RSUs are outstanding hereunder the Company shall pay any extraordinary dividend on the Shares, the Committee shall equitably adjust the outstanding RSUs pursuant to Section 10 of the Plan.

4. No Right to Continued Employment. The granting of RSUs evidenced by this Agreement shall impose no obligation on the Company or any Affiliate to continue the Employment of the Participant and shall not lessen or affect the Company’s or its Affiliate’s right to terminate the Employment of such Participant.

5. No Rights of a Shareholder. The Participant shall not have any rights as a shareholder of the Company until the Shares have been issued or transferred to such Participant.

6. Legend on Certificates. Any Shares issued or transferred to the Participant pursuant to Section 2 of this Agreement shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable federal or state laws or relevant securities laws of the jurisdiction of the domicile of the Participant, and the Committee may cause a legend or legends to be put on any certificates representing such Shares to make appropriate reference to such restrictions.

7. Transferability. RSUs may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance not permitted by this Section 7 shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

8. Restrictive Covenants.

(a) Noncompetition. The Participant acknowledges that (i) the Participant performs services of a unique nature for the Company and its Affiliates that are irreplaceable, and that the Participant’s performance of such services to a competing business will result in irreparable harm to the Company and its Affiliates, (ii) the Participant is a member of the executive and management personnel of the Company and its Affiliates, (iii) the Participant has had and will continue to have access to Confidential Information (as defined below) and trade secrets which, if disclosed, would unfairly and inappropriately assist in competition against the Company or any of its Affiliates, (iv) in the course of the Participant’s employment by a competitor, the Participant would inevitably use or disclose such Confidential Information and trade secrets, (v) the Company and its Affiliates have substantial relationships with their customers and the Participant has had and will continue to have access to these customers, (vi) the Participant has received specialized training from the Company and its Affiliates, and (vii) the Participant has generated and will continue to generate goodwill for the Company and its Affiliates in the course of the Participant’s employment. Accordingly, during the Participant’s employment with the Company or any of its subsidiaries and for a period of one (1) year thereafter, the Participant agrees that the Participant will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any Person, in whatever form, that derives a significant amount of its earnings or free cash flow from non-utility-owned merchant power production operations within the PJM Interconnection as of the date of this Agreement (a “Competing Business”). Notwithstanding the foregoing, nothing herein shall prohibit the Participant from being a passive owner of not more than one percent (1%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its Affiliates, so long as the Participant has no active participation in the business of such corporation. In addition, the provisions of this Section 8(a) shall not be violated by the Participant commencing employment with a subsidiary, division or unit of any Competing Business so long as (i) the Participant and such subsidiary, division or unit does not engage in a business in competition with the Company or any of its Affiliates or (ii) the Participant or such subsidiary, division or unit engages in a business that is in competition with the Company or any of its Affiliates but the Participant is not employed in the same or a similar role as the role in which the Participant filled with the Company or any of its Affiliates.

(b) Nonsolicitation; Noninterference. During the Participant’s employment with the Company or its Affiliates and for a period of one (1) year thereafter, the Participant agrees that the Participant shall not, except in the furtherance of the Participant’s duties with the Company or any of its Affiliates, directly or indirectly, individually or on behalf of any other Person, solicit, aid or induce any employee or consultant of the Company or any of its Affiliates (a “Covered Person”) to leave such employment or retention or to accept employment with or render services to or with any other Person unaffiliated with the Company or hire or retain any such employee, consultant, representative or agent or any Covered Person, or take any action to materially assist or aid any other Person in identifying, hiring or soliciting any such employee, consultant, representative or agent or any Covered Person. A Covered Person shall not include any former employee or consultant of the Company or any of its Affiliates whose employment or engagement was involuntarily terminated by the Company or applicable Affiliate, or any employee who resigns in connection with the sale of the Company’s stock or all or part of its assets if such employee was not offered employment for a comparable position and/or comparable salary, annual bonus opportunity and employee benefits with the purchaser of the Company’s stock or assets.

(c) Confidentiality. During the course of the Participant’s employment with the Company, the Participant has access to Confidential Information. For purposes of this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company or any of its Affiliates, including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, raw partners and/or competitors. The Participant agrees that the Participant shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Participant’s assigned duties and for the benefit of the Company, either during employment with the Company or any of its Affiliates or any time thereafter, any Confidential Information, or other confidential or proprietary information received from third parties subject to a duty on the Company’s and its subsidiaries’ and other Affiliates’ part to maintain the confidentiality of such information, and to use such information only for certain limited purposes, in each case which shall have been obtained by the Participant during the Participant’s employment by the Company. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Participant; (ii) becomes generally known to the public subsequent to disclosure to the Participant through no wrongful act of the Participant or any representative of the Participant; or (iii) the Participant is required to disclose by applicable law, regulation or legal process (provided that the Participant provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). The terms and conditions of this Section 8 shall remain strictly confidential, and the Participant hereby agrees not to disclose the terms and conditions hereof to any Person other than immediate family members, legal advisors or personal tax or financial advisors, or prospective future employers solely for the purpose of disclosing the limitations on the Participant’s conduct imposed by the provisions of this Section 8(c) who, in each case, agree to keep such information confidential.

(d) Enforcement.

(i) The Participant acknowledges and agrees that the Company and its Affiliates entered into this Agreement in reliance on the provisions of this Section 8 and the enforcement of this Section 8 is necessary to ensure the preservation, protection and continuity of the business, trade secrets and other confidential information and goodwill of the Company and its Affiliates to the extent and for the periods of time expressly agreed to herein. The Participant agrees that, due to the nature of the business of the Company and its Affiliates, the restrictions set forth in this Section 8 are reasonable as to time and scope.

(ii) Notwithstanding any provision to the contrary herein, the Company and each of its Affiliates may pursue, at its discretion, enforcement of this Section 8 in any court of competent jurisdiction (a “Court”).

(iii) The parties hereto agree that, in the event of a breach of Section 8(a) following the vesting of the RSUs pursuant to Section 2(a) or 2(d) but prior to the payment required by the applicable Section, the Participant shall be required to forego such payment. The parties further agree that, in the event of such a breach, the Participant shall be required to first forego any additional payments owed by the Company or its Affiliates to the Participant pursuant to this Agreement and second to forego any additional payments owed by the Company or its Affiliates to the Participant pursuant to [FOR FARR: “Paragraph 6.1(A) of the Change in Control Severance Protection Agreement between the Company and the Participant signed January 11, 2016”; FOR McGUIRE/HOPF: “Paragraph 6.2(A) of the Change in Control Severance Protection Agreement between the Company and the Participant signed December     , 2016”; FOR BREME: “the Talen Energy Executive Severance Plan”], up to the amount of $            (“the Covenant Valuation”). In the event the breach occurs or is discovered at a point at which the Participant cannot forego payments totaling the Covenant Valuation because such payments already have been made, the Participant shall be required to repay to the Company or the appropriate Affiliate an amount equaling the difference between the Covenant Valuation and the amount already foregone pursuant to this Section 8(d)(iii) (if any). The Company’s independent third-party valuation firm determined the Covenant Valuation by assessing the reasonable value of Section 8(a) to the Company and its Affiliates prior to the consummation of the Transaction, and the parties hereto agree that the Covenant Valuation is no less than the actual value of this Section 8(a) to the Company and its Affiliates, based on the facts known to them at the time of this Agreement.

(iv) In signing this Agreement, the Participant gives the Company assurance that the Participant has carefully read and considered all of the terms and conditions of this

Section 8. The Participant agrees that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and their Confidential Information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Participant from obtaining other suitable employment during the period in which the Participant is bound by the restraints. The Participant agrees that, before providing services, whether as an employee or consultant, to any Competing Business or other entity that could reasonably be deemed a Competing Business during the period of time that the Participant is subject to the constraints in this Section 8, the Participant will provide a copy of this Agreement to such entity. The Participant acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and its Affiliates and that the Participant has sufficient assets and skills to provide a livelihood while such covenants remain in force. The Participant further covenants that the Participant will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 8. It is also agreed that each of the Company’s Affiliates will have the right to enforce all of the Participant’s obligations to that affiliate under this Section 8.

(v) If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 8 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(vi) Except in the circumstances described in Section 8(d)(iii), if the Company or an Affiliate breaches its obligations to the Participant under the [either “the Change in Control Severance Protection Agreement between the Company and the Participant dated                     ” OR “the Talen Energy Executive Severance Plan”], the Agreement and Plan of Merger dated as of June 2, 2016 by and among the Company and the other parties thereto, or any other compensatory agreement with the Participant (including, without limitation, a failure to timely pay the Participant any amounts owed under this Agreement), the Participant’s obligations under Sections 8(a) and 8(b) of this Agreement shall be immediately discharged and, together with Section 8(d)(ii), shall be null and void. Nothing in this Agreement shall limit the remedies available to the Participant in addition to this Section 8(d)(vii) in the event of such breach by the Company or Affiliate, including without limitation, making a claim for wages and benefits under applicable law.

9. Notices. Any notice under this Agreement shall be addressed to the Company in care of its General Counsel at the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

10. Withholding. The Participant shall be required to pay to the Company or any Affiliate applicable withholding taxes with respect to any issuance or transfer under this Agreement or under the Plan, and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any issuance or transfer due under this Agreement or under the Plan or from any compensation or other amount owing to the Participant an amount in respect of such withholding taxes, and to take such action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding taxes.

11. Choice of Law. THE INTERPRETATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. The parties in any action arising out of this Agreement shall be subject to the jurisdiction and venue of the federal and state courts in the State of Delaware.

12. RSUs Subject to Plan. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan and agrees that all RSUs and Shares received in respect of RSUs are subject to the Plan. The terms and provisions of the Plan, as may be amended from time to time, are hereby incorporated by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms of the Plan will govern and prevail.

13. Modifications. Notwithstanding any provision of this Agreement to contrary, the Company reserves the right to modify the terms and conditions of this Agreement including, without limitation, the timing or circumstances of the issuance or transfer of Shares to the Participant hereunder, to the extent such modification is determined by the Company to be necessary to comply with applicable law or preserve the intended deferral of income recognition with respect to the RSUs until the issuance or transfer of Shares hereunder.

14. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

15. Compliance with IRC Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of the Participant’s termination of employment with the Company and its Affiliates the Participant is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) until the date that is six months and one day following the Participant’s termination of employment with the Company and its Affiliates (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments or other benefits due to the Participant hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Committee, that does not cause such an accelerated or additional tax. The Company shall use commercially reasonable efforts to implement the provisions of this Section 15 in good faith; provided that neither the Company, the Committee nor any of the Company’s employees, directors or representatives shall have any liability to the Participant with respect to this Section 15.

Sincerely,
Talen Energy Corporation

Paul Farr
President & Chief Executive Officer

Exhibit A

Talen Energy

2015 Stock Incentive Plan

Restricted Stock Unit Agreement

Granted to:	Participant Name

SSN:	SSN or I-Number

Date of Award:	Grant date

Date restrictions expire:	February 10, 2020

Units:	Number of units granted

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